Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to use of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Webster Financial Corporation as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut
July 6, 2021